Exhibit 10.9

MASTER GUARD SERVICES AGREEMENT

THIS AGREEMENT MADE AND EFFECTIVE THE 3rd DAY OF JULY, 2012

BETWEEN:	ADT SECURITY SERVICES CANADA, INC.,
a corporation incorporated under the laws of the Province of Ontario and having its head office at 2815 Matheson Boulevard East, Mississauga, Ontario, Canada, L4W 4P7

(“ADT”)

AND:	INTERCON SECURITY LIMITED
A corporation incorporated under the laws of Ontario, and having its head office at 40 Sheppard Avenue West, Toronto, Ontario, M2N 6K9

(“Contractor”)

THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), ADT and Contractor hereto covenant and agree as follows:

1.	THE TERRITORY

WHEREAS ADT is interested in establishing mobile alarm response for its customers in the following areas: Toronto, Ontario and environs; Vancouver, British Columbia and environs; and Calgary, Alberta and environs.

AND WHEREAS, ADT wishes to engage Contractor to offer such services to its customers upon the terms and prices hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

2.	SERVICES

2.1 Contractor shall provide mobile alarm response services to such customers of ADT as ADT shall from time to time designate as response customers by notice hereof in writing to Contractor (hereafter “Response Customers”). ADT shall also provide to Contractor all such information as may be in the possession of ADT, and which in the sole discretion of ADT, may be of assistance to Contractor in the performance of its obligations herein.

2.2 It is agreed and acknowledged by Contractor that Contractor may provide mobile alarm response services and other guard related services (hereafter “Services”) to other parties during the term of this Agreement provided that the provision of such Services to others does not interfere with and/or impact upon the quality or delivery of Contractor’s provision of said Services to ADT and its customers. Contractor represents, warrants to and covenants with ADT that at all times Contractor provides the aforesaid Services to ADT’s customers, Contractor shall not use documentation, identification cards, equipment, vehicles, or uniforms or other clothing bearing the logos or trademarks or service marks of ADT’s competitors. Contractor specifically acknowledges and agrees that any breach of this Section 2.2 by Contractor will entail ADT to immediately terminate this Agreement without notice. This Agreement is not an exclusive agreement and ADT may obtain mobile alarm response services from other providers within and outside the territory described in the recitals to this Agreement.

2.3 Mobile Alarm Response services shall be provided by Contractor to Response Customers 365 days per year pursuant to the procedures agreed to by the parties from time to time.

2.4 It is contemplated that Contractor shall also provide to customers of ADT supplementary services such as scheduled and non-scheduled guard services or manned patrols as required by ADT from time to time. ADT and Contractor shall from time to time agree on the supplementary services to be offered, and the geographic area(s) in which such services are to be offered.

2.5 All contracts entered into by ADT with its customers in respect of any services to be performed by Contractor shall be the exclusive property of ADT and Contractor shall not have any rights thereto or therein.

3.	CHARGES

3.1 In connection with each response provided by Contractor to a Response Customer, Contractor shall invoice ADT and ADT shall pay to Contractor fees as set out in the Financial Table provided to ADT (see Attached Schedule “A”).

ALARM RESPONSE is the fee charged to answer an alarm dispatched by the ADT Customer Monitoring Center (CMC) or Regional Dispatch Centre (RDC). This fee includes the first 1/2 hour, or any part of, spent on the Response Customers premises by Contractor’s security officer (hereafter “Security Officer”).

MOBILE OFFICER STANDDOWN is the fee charged should the Security Officer be required to spend any time on the Response Customers premises beyond the first 1/2 hour.

SHORT TERM SECURITY OFFICER is the fee charged should a Security Officer be required to stand guard at a Response Customers premises for a time period of 4 hours or more.

3.2 In connection with supplementary services, Contractor shall invoice ADT and ADT shall pay to Contractor such fees for services in accordance with the fees set forth above.

3.3 Subject to the provisions of Section 6 herein, Contractor shall be entitled to adjust fees set out herein not more than once per annum on the anniversary date hereof by giving notice of any such price changes to ADT not less than ninety (90) days prior to the anniversary date of this Agreement. ADT shall communicate to Contractor its acceptance or non acceptance of the price changes. In the event that the price change is not accepted by ADT prior to the sixtieth day preceding the anniversary date, this Agreement shall terminate on the anniversary date unless otherwise extended by both parties.

4.	RESPONSIBILITIES OF CONTRACTOR

4.1	i) Upon receipt of telephone notification from the CMC or RDC that a response is required by a Response Customer, Contractor shall immediately dispatch a patrol vehicle to the appropriate Response Customer premises, provide to the CMC or RDC an estimated time of arrival and perform duties as set out in the post orders. Contractor shall telephone ADT RDC at 1-888-745-1525 (or such other number as ADT shall notify Contractor in writing) to advise of time of arrival at the Response Customer Premises. Contractor shall make best efforts to respond to Response Customer premises in a median time of thirty minutes or less, 24 hours a day, 7 days a week, 365 days per year. It will be the responsibility of Contractor to endeavour to respond within the time limits set out above, subject to such factors as may be beyond the control of Contractor, as for example without limitation, extraordinary weather, traffic, or acts of God which make ordinary response time impossible. Contractor shall supply as many patrol vehicles and other support services as may be required in order to maintain the required level of response time.

ii) For greater certainty, the Security Officers dispatched to a Response Customer premises shall inspect the perimeter of the Response Customer premises in a cautious manner and use its best efforts to ensure that all doors are locked and that all outside doors, windows, or walls show no signs of intrusion. In the event of evidence of a break-in, burglary, fire or any other unusual condition, the Contractor shall immediately notify the RDC of the necessity of dispatching the police or fire authorities, as the case may be. Upon exiting the Response Customer Premises, the Contractor shall telephone the ADT RDC at 1-888-745-1525 (or such other number as ADT shall notify Contractor in writing) to advise of his time of departure. Each Security Officer must be able to read, write and speak fluent English (and in Quebec, French and English). On the conclusion of its patrol, the Contractor shall diligently make an oral report of its findings in a clear and concise manner to the RDC

4.2 With respect to each response provided to a Response Customer, Contractor shall within 24 hours or on the next closest business day, provide an incident log to ADT in substantial conformity with the sample log attached hereto as Schedule “B”.

4.3	i)	The Contractor agrees to carry out background investigations on each of its Security Officers to confirm the integrity, personal habits, claimed work experience, training and qualifications of each such Security Officer.

	ii)	All services shall be performed in the most highly professional manner, and in accordance with the utmost in industry standards. The Contractor shall be responsible for maintaining satisfactory standards of employee licensing, competency, appearance and integrity, and for taking such disciplinary action with respect to its Security Officers as may be necessary.

	iii)	Contractor shall at all times employ Security Officers adequately trained in the services they are providing and who are courteous and professional in their presentation.

	iv)	The Contractor shall use its best efforts to ensure that the hiring practices and selection of its Security Officers are done in a way to encourage the establishment of a reliable and stable work force.

v)	Subject to the provisions of Section 2.2 herein, Contractor shall be responsible for ensuring that each of its Security Officers shall be personally neat and clean and will wear uniforms that are clean, pressed, properly fitting and in a state of good repair.

4.4 Contractor shall itself provide the response services contemplated herein and shall not subcontract the same to any other party without the prior written consent of ADT, which consent may be refused arbitrarily. If any of the Security Officers supplied by Contractor is in the reasonable opinion of ADT incompetent or has been acting improperly, Contractor shall upon written notification from ADT, immediately remove and replace such Security Officer with one acceptable to ADT

4.5 Contractor and each of its employees must meet all current and future Provincial, Federal and municipal licensing requirements and each be “Fidelity Bonded” to a limit of not less than one million dollars ($1,000,000.00). Contractor agrees to ensure that each Security Officer shall carry in its possession the prescribed Identification Card and/or permit at all times when on duty and shall produce the said card/permit for inspection at the request of any person. A certificate of said Fidelity Bond shall be delivered to ADT within ten (10) days of signing this Agreement and upon each renewal of this Agreement and ADT shall be given at least thirty (30) days prior written notice of any policy cancellation or of any material change in the limit or type of Fidelity Bond specified.

4.6 Contractor shall invoice ADT on a bi-weekly basis for all charges in said time period. Invoices will include an original response report for each alarm response performed and applicable ADT Site Code Number.

5.	RESPONSIBILITIES OF ADT

ADT shall be responsible to bill and collect from ADT customers for whom Contractor is providing services pursuant to this Agreement. ADT shall pay Contractor invoices solely for the fees contemplated herein for the Services in accordance with ADT’s regular payment procedure upon receipt of a correct invoice for such Services.

6.	TERM

Subject to Section 7 hereunder, this Agreement shall remain in force for an initial term of one year from the date hereof (“Initial Term”) and shall continue in such full force and effect for successive periods of one year thereafter (each such successive period a “Renewal Term.”), unless terminated by either party by the giving of notice in writing at least ninety (90) days prior to the expiry of such yearly period.

7.	TERMINATION

This Agreement may be terminated in the following circumstances:

a)	With or without cause, upon ten business days notice by ADT to Contractor; or

b)	With or without cause, upon twenty business days notice by Contractor to ADT; or

c) with the written consent of both parties for any reason whatsoever specifying the effective date of termination; or

d) by written notice, effective immediately, where either party voluntarily files a petition in bankruptcy, or has such a petition filed against it, or is placed in receivership, or is placed in the hands of a trustee for the benefit of creditors, or becomes insolvent under any generally recognized definition of that term or;

e) subject to the provisions of Section 2.2 herein, upon breach of any provision, term, condition, or obligation of this Agreement (hereafter “Non-Compliance”), provided that the party complaining of Non-Compliance (“Complaining Party”) must first give prior written notice to the other party (“Defaulting Party”) specifying the nature and circumstances of the Non-Compliance giving the Defaulting Party a period of ten (10) days to cure its Non-Compliance.

8.	LICENCES AND PERMITS

Further to the provisions of section 4.5 herein, Contractor shall be responsible for obtaining at its expense for itself, its employees, subcontractors and agents, all necessary licences, permits, certificates and consents and for strictly complying with all applicable federal, provincial and municipal laws, codes, orders, and regulations in connection with the provision of the services hereunder and Contractor shall when requested provide ADT with adequate evidence of its compliance with this Section.

9.	NON-SOLICITATION

9.1 For the period from the date of this Agreement until September 30, 2014, Contractor shall not, without the express written consent of ADT directly or indirectly solicit or sell any guard/response services the same as or similar to the Services provided pursuant to this Agreement within the geographical area defined as being within 100 km of the Territory to any ADT Customer for which Services are provided hereunder.

9.2 Contractor covenants and agrees that in the event of any default hereunder, ADT may proceed against Contractor by way of injunction or otherwise to restrain or prevent the continuance of such default and, moreover that Contractor shall pay on demand to ADT, in respect of each such default (each occurrence or repetition thereof constituting a separate default) an amount of ten thousand dollars ($10,000.00) as a genuine pre-estimate of damages and not as a penalty, the whole without prejudice to ADT’s right to claim, institute legal proceedings for and collect such greater amount of damages as may be sustained by ADT. It is understood and agreed between the parties that this section is reasonable and necessary for the protection of ADT’s business. Contractor confirms that without the foregoing provisions, ADT would not have entered into this Agreement.

10.	INDEMNIFICATION

11.1 To the fullest extent permitted by law but subject to the limitation of liability set forth below, Contractor covenants and agrees to indemnify, defend, protect and save ADT and each of its parent, subsidiaries, affiliates, agents, employees, servants, representatives, invitees, directors and officers (the “Indemnities”) harmless from and against any and all claims, losses, damages, suits, actions and proceedings, as well as all attorneys’ fees and costs which may be asserted against the Indemnities arising out of, or occurring in connection with any grossly negligent act or intentional misconduct, or direct damage to person or property caused directly by a negligent act or omission of Contractor’s agents, employees or subcontractors while in transit to the work site or at the work site and performing Services within the scope of their employment for or on behalf of Contractor.

10.2 ADT ACKNOWLEDGES THAT CONTRACTOR IS NOT AN INSURER AND THAT THE AMOUNTS PAYABLE TO CONTRACTOR UNDER THIS AGREEMENT ARE BASED STRICTLY UPON THE VALUE OF THE SERVICES PROVIDED AND ARE UNRELATED TO THE VALUE OF PROPERTY AT THE WORK SITE. THE PARTIES ACKNOWLEDGE AND AGREE THAT CONTRACTOR’S SERVICES DO NOT CAUSE AND CANNOT PREVENT THE TYPES OF OCCURRENCES (e.g., criminal break-ins, unauthorized intrusions, etc.), OR THE CONSEQUENCES ARISING THEREFROM (e.g., theft, vandalism, property loss, personal injury), WHICH THE SERVICES ARE OR MAY BE INTENDED TO DETECT (such occurrences hereafter, “DETECTION EVENTS”). IN THE EVENT OF INJURY, DEATH, LOSS, DESTRUCTION OR DAMAGE TO PERSONS OR PROPERTY AT THE WORKSITE HOWEVER CAUSED (EXCEPT FOR DIRECT DAMAGE CAUSED BY SUBCONTRACTOR’S EMPLOYEES AND AGENTS AT OR IN TRANSIT TO A WORK SITE FOR WHICH INDEMNIFICATION IS PROVIDED BY SUBCONTRACTOR PURSUANT TO THE FIRST PARAGRAPH OF THIS SECTION), ARISING OUT OF, OR IN CONNECTION WITH A DETECTION EVENT, SUBCONTRACTOR’S ENTIRE LIABILITY, IN CONTRACT (INCLUDING ANY BREACH OF A FUNDAMENTAL TERM OR FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE) OR OTHERWISE SHALL BE LIMITED TO $2,500.00, AS AGREED UPON DAMAGES AND NOT AS A PENALTY, AND SUCH LIMITATION OF CONTRACTOR’S LIABILITY SHALL APPLY NO MATTER HOW THE LOSS, DAMAGE, INJURY OR OTHER CONSEQUENCE OCCURS, EVEN IF DUE TO SUBCONTRACTOR’S NEGLIGENCE, ACTIVE OR OTHERWISE, BUT SHALL NOT APPLY IN THE EVENT OF GROSS NEGLIGENCE, OR WILLFUL OR INTENTIONAL MISCONDUCT ON THE PART OF SUBOCNTRACTOR OR ITS EMPLOYEES OR AGENTS.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY KIND.

10.3 Contractor’s liability to indemnify and hold harmless ADT pursuant to this Agreement shall not limit or prejudice ADT from relying on any other remedies.

11.	LEGAL STATUS

It is expressly agreed between the parties that Contractor is not an employee of ADT for any purpose whatsoever, but is an independent contractor operating a business separate from that of ADT. Contractor shall not be entitled to receive from ADT any benefits whatsoever and ADT shall not be required to make contributions for employment insurance, Canada Pension, workers’ compensation and other similar levies in respect of the Charges for services to be paid to Contractor pursuant to Section 3 herein.

12.	CONFIDENTIAL INFORMATION

During the term of this Agreement and thereafter, Contractor will not use for itself or others, divulge or convey to others, or aid or abet others to divulge or convey to others, any information, knowledge, data, or property relating to the business of ADT or of any of its affiliates or any of ADT’s customers in any way obtained by Contractor during the course of this Agreement or in any way obtained by other sub-contractors or employees of Contractor or any of its affiliates other than published material properly in the public domain. Upon request by ADT and/or its customer, Contractor agrees to sign other Confidentiality or Non-Disclosure agreements to be able to perform services for certain ADT customers. This section shall survive in the event of termination of this Agreement.

13.	WORKERS’ COMPENSATION/INSURANCE

13.1 Throughout the term of this Agreement and any renewal thereof, Contractor shall purchase and maintain at its expense full and complete insurance on its performance of work as shown below. Any insurance purchased should be by a carrier with a rating no lower than “A-”. Any deductibles or self-insured retentions must be declared to and approved by ADT. At the option of ADT, the insurer shall reduce or eliminate such deductibles or self-insured retentions with respect to ADT, or the Contractor shall provide a financial guarantee satisfactory to ADT guaranteeing payment of losses and related investigations, claim administration, and defence expenses.

13.2 Coverage’s shall be maintained without interruption from date of commencement of the Services throughout the entire term of this Agreement. All insurance policies, other than Professional Liability policies, shall be written on a “claims-made” basis, but all “claims-made” policies shall have a retrospective date of no later than the inception date of this contract. In addition all insurance provided by the Contractor shall be primary and non-contributory to any insurance carried by ADT and /or ADT’s customer for whom Services are performed hereunder (for purposes of this Section 13, each, an “ADT Customer”). Contractor, at its own expense shall maintain during the term of the Agreement insurance policies with the following minimum policy limits:

A) Workers Compensation insurance as prescribed by applicable law or statute: or any such insurance protecting Contractor from claims under Workers compensation legislation and other employee benefit acts, from claims for damages because of bodily injury, including death, which may arise out of, or result from, the Contractor’s operation under this Agreement, whether such operations be by himself or by any sub-subcontractor or anyone directly or indirectly employed by any of them.

B) Employers’ Liability insurance with limits of at least $500,000 for each accident /disease.

C) Comprehensive Auto Liability insurance with limits of at least $1,000,000 for bodily injury, including death, to any one person and $1,000,000 for each occurrence of property damage.

D) Comprehensive General Liability including Contractual Liability Coverage covering the contractual obligations accepted under this clause with limits of at least $1,000,000 for each occurrence of bodily injury, including death, and $1,000,000 for each occurrence of property damage. The policy should carry a General Aggregate limit of no less than $4,000,000. . Additionally, the insurance described in this paragraph must include coverage for Care, Custody and Control with sub limits of at least $1,000,000.

E) Crime and Fidelity Insurance, including third party fidelity coverage, with limits of at least $1,000,000. The crime & Fidelity coverage should name ADT as a Loss Payee. It is also acceptable for the Contractor or agent to issue a crime bond for $1,000,000, naming ADT as Loss Payee

NOTE:	All such insurance specified in 13.2 C, D, E and F shall include an endorsement naming ADT as an Additional Insured and certificate Holder. In addition all insurance specified in 13.2 A, B, C and D shall be Primary and Non-Contributory to any insurance carried by ADT or by ADT’s Customer and shall include a Waiver of Subrogation endorsement in favour of ADT and ADT’s Customer.

14.	NOTICE

Wherever in this Agreement shall be required or permitted that notice be given or served by either party to or on the other, such notice shall be in writing and shall be sent by courier or delivered personally to the party to whom it is given or sent by prepaid, registered mail or by telecopier with confirmation by mail, addressed as follows:

TO ADT:	2815 Matheson Blvd. East,
Mississauga, Ontario
L4W 4P7
	Attention:	Manager, Guard Services
Fax No.: (416) 218-1799

TO CONTRACTOR:	40 Sheppard Ave West
Toronto, Ontario M2N 6K9
Canada
	Attention:	Max Warmuth
	Fax No.:	416-229-1207

and each such notice shall be deemed given on the date of delivery in the case of personal delivery, five (5) consecutive business days after mailing in the case of mail and twenty-four (24) hours after the time of transmission in the case of telecopier. No notice may be given by mail during a real or apprehended mail strike in Canada. Such addresses may be changed from time to time by either party by notice as above provided.

15.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject of this Agreement and supersedes and replaces any and all prior written or verbal agreements, representations or understandings of any kind relating to the subject matter hereof between the parties, including the Master Guard Services Agreement between the parties dated September 24, 2008. The provisions of this Agreement shall not be changed, modified, amended or waived except by an instrument in writing of subsequent date hereto duly executed by each of the parties by their respective authorized signing representatives.

16.	SEVERABILITY

In the event that any provision of this Agreement (or portion thereof), shall be deemed invalid or unenforceable by any court of competent jurisdiction, then such provision shall be so construed or narrowed with a view to making the same enforceable and, in the event that such provision or portion thereof cannot be so construed, such invalid or unenforceable provision shall be deemed excluded from this Agreement, but, in no event, shall such invalid or unenforceable provision affect in any manner the validity or enforceability of the remaining provisions of this Agreement.

17.	WAIVER

No waiver of any term, provision, condition or obligation of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any other term, provision or condition of this Agreement.

18.	CAPTIONS

The captions of the sections of this Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation.

19.	CHOICE OF LAW

This Agreement shall be governed by and interpreted in accordance with the Laws of Ontario.

20.	BINDING EFFECT

This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

21.	COVENANT OF FURTHER ASSURANCES

The parties agree that they will each take such steps and execute such documents as may reasonably be required by any of the other parties to carry out the intent and purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first hereinabove set forth.

ADT SECURITY SERVICES CANADA, INC.,
(“ADT”)

By:
Name:
Title:

I have authority to bind the corporation.

INTERCON SECURITY LIMITED
(“Contractor”)

By:
Name:
Title:

I have authority to bind the corporation.

SCHEDULE B

FORM OF INCIDENT REPORT LOG